UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 2, 2012

Date of report (date of earliest event reported)

Raymond James Financial, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State or Other Jurisdiction

of Incorporation)

1-9109	59-1517485
(Commission File Number)	(IRS Employer Identification No.)

880 Carillon Parkway St. Petersburg, FL 33716

(Address of Principal Executive Offices) (Zip Code)

(727) 567-1000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On April 2, 2012, Raymond James Investments, LLC, a Florida limited liability company (“RJI”), RJ Securities, Inc., a Florida corporation (“RJS”), RJC Forensics, LLC, a Delaware limited liability company (“Forensics”), RJC Event Photos, LLC, a Delaware limited liability company (“Photos”), and Morgan Properties, LLC, a Tennessee limited liability company (“Properties,” and together with RJI, RJS, Forensics and Photos, the “Borrowers”), entered into a credit agreement (the “Credit Agreement”) with Regions Bank, an Alabama banking corporation (the “Lender”).

The Credit Agreement provides for a $200 million loan to be made by the Lender to the Borrowers and is subject to a guarantee in favor of the Lender provided by Raymond James Financial, Inc., a Florida corporation (the “Company”). The proceeds from the loan will be disbursed by the Borrowers to the Company for working capital and general corporate purposes. The obligations under the Credit Agreement are secured by, subject to certain exceptions, all of the Borrowers’ personal property, including (i) all present and future auction rate securities owned by any Borrower (the “Pledged Auction Rate Securities”), (ii) all equity interests issued by RJS, Forensics, Photos and Properties to RJI, and (iii) all present and future equity interests and debt securities owned by any Borrower (the “Pledged Private Equity Securities”). The loan matures on April 2, 2015.

The loan will bear interest at a monthly variable rate equal to LIBOR plus 2.75%. The LIBOR rate will be determined by reference to the British Bankers’ Association Interest Settlement Rate for a one month interest period. However, if the Lender determines that adequate and reasonable means do not exist for ascertaining the LIBOR rate for an interest period or that the LIBOR rate for such interest period will not adequately and fairly reflect the cost to the Lender of making or maintaining the loan for such interest period, the loan will bear interest at the rate of interest per annum publicly announced from time to time by Regions Bank as its prime rate, plus 1.00%. In the case of a payment default, the applicable interest rate will be increased by 2.00% per annum.

The Borrowers will have the right, without penalty or premium except for certain break funding payments, at any time and from time to time, to prepay the loan in whole or in part. However, if the outstanding principal balance of the loan as of a valuation date equals more than 70% of the value of the Pledged Auction Rate Securities and the Pledged Private Equity Securities (the “Collateral Value”), the Borrowers must (i) prepay sufficient principal on the loan or (ii) pledge additional collateral, such that the outstanding principal balance of the loan is equal to no more than 70% of the Collateral Value.

The Credit Agreement contains specified representations and warranties and covenants, including, but not limited to and subject to certain exceptions, covenants that restrict the ability of the Borrowers and certain of their subsidiaries to create or incur liens or debt, make investments, sell assets and engage in mergers or consolidations.

The Credit Agreement includes specified events of default, including, but not limited to, events of default relating to non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of covenants, cross default, bankruptcy and insolvency events, judgments, certain regulatory actions or notices and a change of control.

If an event of default under the Credit Agreement occurs and is continuing, the principal amount outstanding, and all accrued unpaid interest and other amounts owed, may be declared immediately due and payable.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the complete text of the Credit Agreement, which is filed as Exhibit 10.22 hereto and incorporated herein by reference and by the complete terms and conditions of the definitive loan documentation to be negotiated and executed in connection therewith.

Item 9.01	Financial Statements and Exhibits

(d) The following is filed as an exhibit to this Current Report on Form 8-K:

Exhibit No.

10.22 Credit Agreement, dated as of April 2, 2012, among Raymond James Investments, LLC, RJ Securities, Inc., RJC Forensics, LLC, RJC Event Photos, LLC, Morgan Properties, LLC and Regions Bank (excluding certain exhibits and schedules).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYMOND JAMES FINANCIAL, INC.

Date: April 2, 2012	By:	/s/ Jeffrey P. Julien
	Name:	Jeffrey P. Julien
	Title:	Executive Vice President – Finance, Chief Financial Officer and Treasurer